LOCK-UP/LEAK-OUT AGREEMENT

(Affiliate)

THIS AGREEMENT (the “Agreement”) is made this ____ day of May, 2005, by and among House of Taylor Jewelry, Inc., Inc. (“HOTJ”) and the undersigned stockholders of HOTJ (the “Stockholders”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Acquisition Agreement (as defined below).

WHEREAS, HOTJ is party to a certain planned transaction (the “Acquisition”) pursuant to an Agreement and Plan of Reorganization (the “Acquisition Agreement”); and

WHEREAS, in connection with the Acquisition, HOTJ and each of the Stockholders have agreed to enter into a lock-up/leak-out agreement regarding the Stockholders’ shares of HOTJ common stock (the “Stock”) in exchange for certain limitations on actions with respect to the Stock as hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.

Lock-up/Leak-out.

a.  Term of Lock-Up.  The “Lock-up Period” shall begin on the closing date of the Acquisition Agreement (the “Closing Date”) and terminate on May 31, 2006.  During the Lock-up Period the Stockholders will not directly or indirectly (through affiliates or otherwise), sell, offer to sell, contract to sell, grant any option for the sale of, grant any security interest in, pledge, margin, hypothecate, or otherwise sell, transfer or dispose of any of the Stock, or any options to purchase any of the Stock, or any securities convertible into or exchangeable for the Stock, or any interest in such securities or rights, owned directly by the Stockholders or with respect to which the Stockholders have the power of disposition.  Notwithstanding the foregoing, nothing herein set forth shall prevent private transfers of securities provided that each transferee, as a condition of transfer and receipt of the securities, agrees in writing with HOTJ to be bound by all of the terms of this Agreement. The Stockholders also consent to the entry of stop transfer instructions with HOTJ’s transfer agent and registrar against the transfer of any of the Stock except for transfers made in compliance with this Agreement.  HOTJ may in its sole discretion without notice, release all or any portion of the securities subject to this Agreement or any similar agreement executed by any other security holder.

b.

Term of Leak-Out.

The “Leak-Out Period” shall begin on June 1, 2006 and shall extend for twenty-four (24) additional months thereafter. During the Leak-Out Period, the Stockholders shall be limited to sale or disposition of an aggregate total of 50,000 shares of HOTJ Common Stock in any consecutive three month period. Upon expiration of the Leak-Out Period the restrictions set forth in this Agreement shall terminate.

c.  Other Transfers.  The Stockholders shall not enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of the Stock owned at the date hereof (regardless of whether any of the transactions are to be settled by the delivery of HOTJ common stock, other securities, cash or other consideration) during the Lock-Up Period without the prior written consent of HOTJ which consent may be withheld for any or no reason whatsoever.

2.

Miscellaneous.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, understandings, or agreements that are not fully expressed in this Agreement.  This Agreement shall be binding upon the parties, their successors and assigns and be governed in all respects by the laws of the State of California without regard to its conflict of law provisions.  This Agreement may be executed in several counterparts, and transmitted by facsimile, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

HOUSE OF TAYLOR JEWELRY, INC.

By:

Name:

Title: President

STOCKHOLDERS

Jack Abramov

Monty Abramov

Raphael and Rachel Abramov Family Trust

By:

       Rachel Abramov, Trustee

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